PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus Dated June 16, 2009)	Registration No. 333-159293

STAAR Surgical Company

4,255,319 Shares of Common Stock

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We are offering 4,255,319 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “STAA.”  On June 16, 2009 the last reported price of our common stock on the Nasdaq Global Market was $1.88 per share.

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Investment in our common stock involves a high degree of risk.  Please carefully consider the “Risk Factors” described beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$1.88	$8,000,000
Proceeds, before expenses, to STAAR Surgical Company	$1.88	$8,000,000
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Delivery of the shares is expected to be made on or about June 17, 2009, against payment for the shares to be received by us on the same date.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is June 16, 2009.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Page
Special Note Regarding Forward-Looking Statements	2
Prospectus Summary	4
Risk Factors	7
Securities We May Offer	7
Use of Proceeds	9
Description of Capital Stock	9
Description of Subscription Rights	15
Description of Warrants	13
Plan of Distribution	16
Ratio of Earnings to Fixed Charges and Preferred Dividends	18
Legal Matters	18
Experts	19
Where You Can Find More Information	19
Information Incorporated by Reference	20

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and information to which we have referred you.  We have not authorized anyone else to provide you with different information.  In particular, we have not authorized any dealer or salesperson to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities it specifically describes on the front of the document, and only under circumstances and in jurisdictions where we can lawfully do so.  You should assume that the information in this prospectus supplement and the prospectus is accurate only as of the date on the front of the document.  Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time this prospectus supplement is delivered or the time a security is sold.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-159293) we filed with the Securities and Exchange Commission using a “shelf” registration process.  Under this “shelf” registration process, we may from time to time sell securities described in the accompanying prospectus in one or more offerings. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our common stock offering. The second part is the accompanying prospectus, which provides more general information. This prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information in the accompanying prospectus.

You should rely only on the information in this prospectus supplement and the accompanying prospectus or documents to which we otherwise refer you.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  If the information in this prospectus supplement or any free writing prospectus we may authorize to be delivered to you differs in any way from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or the free writing prospectus.  Before purchasing our common stock, you should carefully read this prospectus supplement, and the accompanying prospectus together with the additional information about us described under “Where You Can Find More Information” and “Incorporation of Documents by Reference” in the accompanying prospectus.

You should assume that the information in this prospectus supplement is accurate only as of the date on the cover page, and that the information in the accompanying prospectus is accurate only as of the date on its cover page.  Any information we have incorporated by reference in this prospectus supplement is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

We further note that any representations, warranties and covenants we may have made in any agreement filed as an exhibit to any document incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to that agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement.  You should not deem these to be representations, warranties or covenants to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, you should not rely on such representations, warranties and covenants as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “we,” “our” or “us” and “STAAR” refer to STAAR Surgical Company and its subsidiaries

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement that are not statements of historical fact are forward-looking statements.  Forward-looking statements also appear in the prospectus and the other documents to which we refer you in this prospectus supplement and the prospectus.  They may be found, among other places, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K, in our quarterly reports on Form 10-Q, and amendments to these documents filed with the SEC.  These statements relate to our future plans, objectives, expectations and intentions.  Among other things, forward-looking statements include statements about the following:

•	our strategy;

•	our business prospects including, expectations for revenue or other performance of our business or of specific products;

•	the status of applications for approval of products by the FDA or regulatory agencies of other countries;

•	sufficiency of our cash reserves;

•	product development;

•	research and development and other expenses; and

•	our prospects in litigation and other legal risks.

You may also generally identify forward-looking statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

You should not place undue reliance on our forward-looking statements.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our other reports we file with the SEC.  The forward-looking statements in this prospectus supplement speak only as of the date shown on the cover page, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

The Offering

Common stock offered	4,255,319 shares

Common stock to be outstanding after this offering	34,446,948 shares

Use of Proceeds
Of the net proceeds of this offering, we intend to use approximately $7.5 million to fund a deposit with the California Superior Court to secure a stay of enforcement pending appeal of an approximately $4.9 million judgment entered against us, and to apply the remainder to general corporate purposes.   See “Use of Proceeds.”

Nasdaq Global Market symbol	STAA

Risk Factors
You should read the “Risk Factors” section of the prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Except as otherwise indicated, the number of shares to be outstanding after this offering throughout this prospectus supplement is based on 30,191,629 shares outstanding on June 15, 2009.  That number excludes the following:

•	3,770,134 shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $5.67 per share;

•	1,700,000 shares issuable on conversion of our Series A Redeemable Convertible Preferred Stock.

•
1,470,000 shares of common stock issuable upon the exercise of outstanding warrants, of which 70,000 have an exercise price of $6.00 per share and 1,400,000 have an exercise price of $4.00 per share; and

•	114,581 shares available for future issuance under our 2003 Omnibus Equity Incentive Plan.

Dividend Policy

We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

Investment in our securities involves a high degree of risk.  Please carefully consider the “Risk Factors” published in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q filed with the SEC before making a decision to invest in our common stock.  These reports are incorporated by reference into this prospectus supplement.  Instructions for obtaining copies appears under the heading “Where You Can Find More Information.”  Each of these risk factors describes a circumstance that has the potential to materially harm our business, operating results or financial condition and reduce the value of an investment in our securities.  It is important for investors to read and consider all of them.   These risks are not the only risks we face.

In addition to those risks, investors should consider the following risks and uncertainties related to this offering that could affect the value of an investment in our securities:

Risks Related to this Offering

The market price of our common stock is likely to be volatile.

Our stock price has fluctuated widely, ranging from $0.79 to $5.98 during the twelve month period ended June 15, 2009.   Our stock price could continue to experience significant fluctuations in response to factors such as market perceptions, quarterly variations in operating results, litigation or the outcome of litigation, operating results that vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, additions or departures of key personnel, future sales of common stock and stock volume fluctuations.  Also, general political and economic conditions such as continued recession or interest rate fluctuations may adversely affect the market price of our stock.

Investors in this offering will pay a much higher price than the book value of our stock.
If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of approximately $1.60 per share, after giving effect to the sale by us of 4,255,319 shares of common stock offered in this offering at the public offering price of $1.88 per share.

Future sales of our common stock could reduce our stock price.

Our Board of Directors could issue additional shares of common or preferred stock to raise additional capital or for other corporate purposes without stockholder approval.  In addition, the Board of Directors could designate and sell a class of preferred stock with preferential rights over the common stock with respect to dividends or other distributions.  Sales of common or preferred stock could dilute the interest of existing stockholders and reduce the market price of our common stock.  Even in the absence of such sales, the perception among investors that additional sales of equity securities may take place could reduce the market price of our common stock.

Following this offering we will continue to have limited working capital.

We have a history of losses and in recent periods our cash requirements have exceeded the level of cash generated by operations. We will use approximately $7.5 million of the proceeds of this offering to fund a deposit with the court to secure a stay of enforcement of judgment pending appeal in the Parallax case.  The remaining proceeds will not significantly enhance our working capital and may not satisfy our need for cash resources to handle unexpected events or continued losses. As a result we may need to seek additional resources through debt or equity financing, but our ability to obtain adequate financing on satisfactory terms is limited. Our ability to raise financing through sales of equity securities depends on general market conditions and the demand for STAAR’s common stock. We may be unable to raise adequate capital through sales of equity securities, and if our stock has a low market price at the time of such sales our existing stockholders could experience substantial dilution.  An inability to secure additional financing could jeopardize our ability to continue operations.

DILUTION

Our net tangible book value as of April 3, 2009 was approximately $1,659,000, or approximately $0.05 per share of outstanding common stock.  Historical net tangible book value per share represents total tangible assets, less total liabilities and the redemption value of the issued and outstanding Series A Redeemable Convertible Preferred Stock, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after the offering.

After giving effect to our sale of 4,255,319 shares of common stock in this offering at the public offering price of $1.88 per share, and after deduction of the estimated offering expenses payable by us, our net tangible book value as of April 3, 2009 would have been approximately $9,634,000, or $0.28 per share. This represents an immediate increase in net tangible book value of $0.23 per share to existing stockholders and an immediate dilution in net tangible book value of $1.60 per share to purchasers of common stock in this offering.

The following table illustrates this per share dilution of net tangible book value:

Public offering price per share	$1.88
Historical net tangible book value per share as of April 3, 2009	$0.05
Increase per share attributable to new investors	$0.23
Net tangible book value per share after the offering	$0.28
Dilution per share to new investors	$1.60

The table above is based on 30,191,629 shares of common stock outstanding on June 15, 2009, which has been calculated as described on page S-4.

USE OF PROCEEDS

We expect to receive approximately $8 million in net proceeds from the sale of the 4,255,319 shares of common stock offered by us in this offering, based on the public offering price of $1.88 per share, after deducting the estimated offering expenses payable by us.

We intend to use approximately $7.5 million of the net proceeds of this offering to fund a deposit with the court to secure a stay of enforcement of an approximately $4.9 million judgment in the case Parallax Medical Systems, Inc. v. STAAR Surgical Company.  The remaining proceeds will be used for general corporate purposes, including the repayment of some of our outstanding indebtedness, the cost of additional pending litigation and the Parallax appeal, expansion of sales and marketing, AND working capital.  We have not determined the amounts we plan to spend on any of the general corporate purposes listed above or the timing of these expenditures. Accordingly, our management will have broad discretion to allocate the net proceeds from this offering not applied to the deposit.  Until they are so allocated, we intend to invest those remaining net proceeds in investment-grade, interest-bearing securities.

The deposited funds will be invested by the California Superior Court in an interest bearing account (currently bearing interest at a rate of approximately 1.5%).  If the Court of Appeals upholds the Parallax judgment, or any part of it, the plaintiff will receive from the deposit an amount equal to the surviving judgment amount plus interest on that amount at a rate of 10% per annum.  If the judgment is overturned on appeal and remanded for a new trial, the full amount of the deposit, plus interest, will be refunded to STAAR.  If STAAR pays the judgment or settles the case prior to the decision of the Court of Appeals, any balance of deposit remaining after such a payment will be refunded to STAAR.  STAAR will apply any such refund to the general corporate purposes as described in the preceding paragraph.

PLAN OF DISTRIBUTION

We are selling 4,255,319 shares of our common stock under this prospectus supplement directly to certain institutional investors at a price of $1.88 per share.

We currently anticipate that the closing of the sale of our common stock under this prospectus supplement will take place on or about June 17, 2009. On the closing date, we will issue the shares of common stock to the institutional investors and we will receive funds in the amount of the aggregate purchase price.  The shares of common stock will be delivered in book-entry form through the Depository Trust Company’s DWAC system.

Our common stock is traded on the NASDAQ Global Market under the symbol “STAA” and the shares of common stock sold in this offering will be listed on the NASDAQ Global Market.  The transfer agent for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the issuance of the common stock being registered in the registration statement of which this prospectus supplement is a part will be passed upon for us by Charles Kaufman, Esq.  Mr. Kaufman, who participated in the preparation of this prospectus supplement, the prospectus and the related registration statement, is employed by STAAR as its Vice President and General Counsel, owns 23,000 shares of our Common Stock and holds options to purchase an additional 90,000 shares of our Common Stock.

EXPERTS

The consolidated financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended January 2, 2009 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

RECENT DEVELOPMENTS

A brief summary of STAAR’s business and products is included in the accompanying prospectus.  STAAR also expects to enhance the IOL product offering described in that summary as a result of the following recent product approvals:

•
The FDA has granted 510(k) clearance for STAAR’s Epiphany™ Injector System for use with the Affinity™ Collamer® Three-Piece IOL and the Elastimide™ Silicone IOL.  The Epiphany injector is a manually loaded version of STAAR Japan’s Preloaded Injector system. It is intended to provide superior delivery to users of STAAR’s three-piece lenses.  The approval is also part of the regulatory pathway for potential U.S. approval of the Preloaded Injector system. U.S. sales of the Epiphany Injector are expected to begin in August 2009.

•
STAAR received CE Mark approval to sell the KS-X Preloaded Hydrophobic Acrylic Injector in the European Community.  The KS-X system mates a preloaded delivery system manufactured by STAAR Japan with an independently sourced acrylic lens, and has been sold in the Japanese market for two years.  Approval of the KS-X injector system will allow STAAR to bring its proven preloaded to technology to the growing number of surgeons who prefer hydrophobic acrylic lenses for their patients in the European Community and other countries that recognize CE Marking.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov.

We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, on written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You should direct any requests for copies to: Investor Relations, STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016, telephone number (626) 303-7902.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information that we file with the SEC.  This means that we can disclose important information by referring the reader to those SEC filings.  The information incorporated by reference is considered to be part of this prospectus supplement, and later information we file with the SEC will update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended January 2, 2009;

•	our Quarterly Report on Form 10-Q for the period ended April 3, 2009;

•	our Current Report on Form 8-K, filed with the SEC on April 17, 2009;

•	our Proxy Statement for the Annual Meeting of Stockholders held on June 11, 2009, filed with the SEC on May 1, 2009; and

•
the description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A/A filed with the SEC on April 18, 2003, including any amendment or report filed for the purpose of updating this description.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Any statements made in this prospectus supplement or the accompanying prospectus, or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement will supersede such incorporated statement. The incorporated statement will not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

PROSPECTUS

STAAR Surgical Company

$10,000,000

Common Stock
Preferred Stock
Warrants
Subscription Rights
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From time to time, we may sell common stock, preferred stock, warrants or subscription rights.   A prospectus supplement specifying the terms of the offering will accompany this prospectus.  Our common stock is traded on the Nasdaq Global Market under the trading symbol “STAA.”  If we offer other securities, the prospectus supplement will provide information about their listing on a securities exchange, if any.
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Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 7.
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This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities through underwriters or agents or directly to purchasers.  The names of any underwriters or agents will appear on the accompanying prospectus supplement.  For additional information on methods of sale, please see the sections entitled “Plan of Distribution” in this prospectus and the accompanying prospectus supplement.  The prospectus supplement also shows the net proceeds we expect to receive from the sale.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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The date of this prospectus is June 16, 2009.

TABLE OF CONTENTS

Page

Special Note Regarding Forward-Looking Statements	2
Prospectus Summary	4
Risk Factors	7
Securities We May Offer	7
Use of Proceeds	9
Description of Capital Stock	9
Description of Subscription Rights	15
Description of Warrants	13
Plan of Distribution	16
Ratio of Earnings to Fixed Charges and Preferred Dividends	18
Legal Matters	18
Experts	19
Where You Can Find More Information	19
Information Incorporated by Reference	20

You should rely only on the information contained in this prospectus and information to which we have referred you. We have not authorized anyone else to provide you with different information. In particular, we have not authorized any dealer or salesperson to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities it specifically describes on the front of the document, and only under circumstances and in jurisdictions where we can lawfully do so.

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Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “STAAR” refer to STAAR Surgical Company and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under this shelf registration we may sell common stock, preferred stock, warrants or subscription rights in one or more offerings, up to a maximum total dollar amount of $10,000,000.  This prospectus provides you with a general description of each of those types of securities.  Whenever we offer or sell securities in connection with this shelf registration we will also provide a prospectus supplement that contains a more complete description of the securities offered and the structure of the offering.  We may also use the prospectus supplement to add, update or change any of the information contained in this prospectus.  This prospectus, together with the relevant prospectus supplement and other documents to which we refer you, includes all material information relating to any offering.  Before purchasing our common stock please carefully read both this prospectus and the prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should assume that the information in this prospectus is accurate only as of the date on the cover page. Any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise, regardless of the time this prospectus is delivered or the time a security is sold. Our business, financial condition, results of operations and prospects may have changed materially since that date.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

Representations, warranties or covenants that may appear in any agreement filed as an exhibit to a document incorporated by reference in this prospectus were made solely for the benefit of the parties to that agreement.  The parties made those statements for the private purpose of allocating contractual risk, not to establish facts.  Even if accurate when made, these statements may not be accurate now, and they may have been qualified by schedules or other disclosures that have not been filed or incorporated by reference into this prospectus. Only the parties to such an agreement are entitled to enforce its representations, warranties or covenants.  You should not rely on those statements for any purpose.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not statements of historical fact are forward-looking statements.  Forward-looking statements also appear in other documents to which we refer you in this prospectus.  They may be found, among other places, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K, in our quarterly reports on Form 10-Q filed after our most recent Form 10-K, and any amendments to these documents filed with the SEC.  These statements relate to our future plans, objectives, expectations and intentions.  Among other things, forward-looking statements include statements about the following:

•	our strategy;

•	our business prospects including expectations for revenue or other performance of our business or of specific products;

•	the status of applications for approval of products by the FDA or regulatory agencies of other countries;

•	sufficiency of our cash reserves;

•	product development;

•	research and development and other expenses; and

•	legal risks.

You may also generally identify forward-looking statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

You should not place undue reliance on our forward-looking statements.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus, in the accompanying prospectus supplement, and in our other reports we file with the SEC.  The forward-looking statements in this prospectus speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY

STAAR Surgical Company develops and manufactures visual implants and other innovative ophthalmic products to improve or correct the vision of patients with cataracts and refractive conditions and distributes them worldwide.

Intraocular lenses

We generate most of our revenue by manufacturing and selling foldable intraocular lenses, known as IOLs, and related products for cataract surgery.  STAAR pioneered the foldable IOL, a flexible prosthetic lens used to replace a cataract patient’s natural lens after it has been extracted in minimally invasive small incision cataract extraction.  STAAR makes IOLs out of silicone and out of Collamer®, STAAR’s proprietary biocompatible collagen copolymer lens material.  STAAR’s IOLs are available in both three-piece and one-piece designs.  STAAR’s range of IOLs includes the following:

•	three-piece IOLs, available in silicone or Collamer;

•	single-piece IOLs, available in silicone or Collamer;

•	The silicone Toric IOL, used in cataract surgery to treat preexisting astigmatism;

•	The Preloaded Injector, a silicone or acrylic IOL preloaded into a single-use disposable injector;

Most of STAAR’s IOLs sold worldwide feature aspheric optics, an advanced design intended to provide a clearer image than traditional spherical lenses, especially in low light.  STAAR has developed a proprietary aspheric design (patent pending) that is optimized for the naturally curved surface of the retina and certain other anatomical features of the human eye, and that provides outstanding image quality even if accidentally moved off center.

Because the great majority of cataract patients are elderly and qualify for Medicare, most of STAAR’s U.S. cataract revenue derives indirectly from reimbursement payments by the Center for Medicaid and Medicare Services, or CMS.  STAAR’s aspheric lenses have been granted “New Technology Intraocular Lens” status, which provides an additional $50 reimbursement to doctors or hospitals that use these lenses in ambulatory surgical centers, enabling STAAR to increase the average selling price for these lenses.

Outside the U.S. as well, government agencies or government sponsored entities generally pay the cost of IOLs for cataract patients. As a result, STAAR believes that IOL revenues are likely to remain relatively stable even under adverse conditions in the general economy.

Visian ICL

Manufacturing and selling lenses used in refractive surgery is an increasingly important source of revenue for STAAR. We have used our proprietary biocompatible Collamer material to develop and manufacture implantable Collamer lenses, or ICLs. STAAR’s VISIAN® ICL and VISIAN® Toric ICL, or TICL™, treat refractive disorders such as myopia (near-sightedness), hyperopia (far-sightedness) and astigmatism. These disorders of vision affect a large proportion of the population. Unlike the IOL, which replaces a cataract patient’s cloudy lens, these products are designed to work with the patient’s natural lens to correct refractive disorders. The surgeon implants the foldable Visian lens through a tiny incision, under local anesthesia. STAAR began selling the Visian ICL outside the U.S. in 1996 and inside the U.S. in 2006. STAAR began selling the Visian TICL outside the U.S. in 2002. These products are sold in more than 50 countries. STAAR’s goal is to establish the position of the ICL and TICL throughout the world as one of the primary choices for refractive surgery.

ICL sales in the U.S. increased by approximately 18% in 2008 over the prior year, and have increased outside the U.S. at a double digit annual percentage rate since 2001.  However, refractive surgery is an elective procedure generally not covered by health insurance.  Patients must pay for the procedure, frequently through installment financing arrangements.  Patients can defer the choice to have refractive surgery if they lack the disposable income to pay for it, they do not feel their income is secure, or they cannot obtain credit.  As a result, a severe or prolonged recession may reduce sales of ICLs.

Other surgical products

We offer a number of other products used in ophthalmic surgery that complement our IOL and Visian ICL product lines.  We market STAARVISC II, a viscoelastic material which is used as a protective lubricant and to maintain the shape of the eye during surgery.  We also manufacture Cruise Control™, a single-use disposable filter used in phacoemulsification, which is the process of removing a cataract patient’s cloudy lens through a small incision using ultrasound and suction.  Cruise Control allows for a faster, cleaner phacoemulsification procedure and is compatible with all phacoemulsification equipment.  We also make the AquaFlow Collagen Glaucoma Drainage Device, an implantable device used for the surgical treatment of glaucoma. We also sell other instruments, devices and equipment that we manufacture or that others in the ophthalmic industry manufacture.

Sales of other surgical products accounted for approximately 31% of our total revenues for the 2008 fiscal year, 35% of total revenues for the 2007 fiscal year and 33% of total revenues for the 2006 fiscal year.

Operations

STAAR has significant operations both within and outside the U.S., and receives the majority of its revenue from its activities outside the U.S. STAAR’s principal business units and their operations are as follows:

•
United States.  STAAR operates its global administrative headquarters and a manufacturing facility in Monrovia, California. The Monrovia manufacturing facility principally makes Collamer and silicone IOLs and injector systems for IOLs and ICLs. STAAR also manufactures the Collamer material in the U.S.

•
Switzerland.  STAAR operates an administrative and manufacturing facility in Nidau, Switzerland under its wholly owned subsidiary, STAAR Surgical AG. The Nidau manufacturing facility makes all of STAAR’s ICLs and TICLs and also manufactures Collamer IOLs. STAAR Surgical AG handles distribution and other administrative affairs for Europe and other territories outside North America and Japan.

•
Japan.  Through its wholly owned subsidiary, STAAR Japan, Inc., STAAR maintains executive offices and distribution facilities in Shin-Urayasu, Japan and a manufacturing facility in Ichikawa City.  All of STAAR’s preloaded injectors are manufactured at the Ichikawa City facility.  STAAR Japan is also currently seeking approval from the Japanese regulatory authorities to market in Japan STAAR’s Visian ICL and TICL, Collamer IOL and AquaFlow Device.

•
Germany.  STAAR’s wholly owned subsidiary, Domilens Vertrieb Für Medizinische Produkte GmbH, is headquartered in Hamburg, Germany.  Products sold by Domilens include implantable lenses, related surgical equipment, consumables and other supplies. Domilens sells custom surgical kits that incorporate a surgeon’s preferred supplies and consumables in a single ready-to-use package, and services phacoemulsification and other surgical equipment. Domilens distributes and services products of third party manufacturers and distributes STAAR’s ICLs, IOLs, and Preloaded Injectors.

Corporate Information

Originally incorporated in California in 1982, STAAR reincorporated in Delaware in 1986. Our executive offices are located at 1911 Walker Avenue, Monrovia, California 91016, and our telephone number is (626) 303-7902. Our website address is www.staar.com. The information on our website is not a part of this prospectus.

STAAR Surgical Company, STAAR’s Logo, Visian®, Collamer®, STAARvisc™, SonicWAVE™ and AquaFlow™ are trademarks of STAAR in the U.S. and other countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material

RISK FACTORS

Investment in our securities involves a high degree of risk.  Before deciding whether to purchase any of our securities, please read and carefully consider the “Risk Factors” sections in the prospectus supplement, in our most recent Annual Report on Form 10-K filed with the SEC, and in our most recent Quarterly Report on Form 10-Q if we filed it after the most recent Form 10-K.  These reports are incorporated by reference into this prospectus, along with any filings containing information that amends, supplements or supersedes those reports.  Instructions for obtaining copies appears under the heading “Where You Can Find More Information.”  Each of these risk factors describes a circumstance that has the potential to materially harm our business, operating results or financial condition and reduce the value of an investment in our securities.  It is important for investors to read and consider all of them.

SECURITIES WE MAY OFFER

We may offer any of the following types of securities, with a maximum total value of up to $10,000,000:

•	common stock

•	preferred stock

•	subscription rights to purchase common or preferred stock

•	warrants to purchase common or preferred stock

We may offer these securities from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.  This prospectus provides you with a general description of the securities we may offer.  In connection with each offering we will provide a prospectus supplement that contains a more complete description of the securities offered and the structure of the offering.  The prospectus supplement will include the following information, to the extent applicable:

•	the type of security offered, whether common or preferred equity, warrants or a combination;

•	the amount of securities and the price range;

•	the aggregate offering price;

•	the maturity date, if applicable;

•	the rates and times of payment of dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion or exercise prices, if any;

•	information about any trustee or paying agent;

•	the plan of distribution;

•	intended use of proceeds;

•	information about the legal counsel who will pass the legality of the securities offered; and

•	federal income tax considerations, if material to the securities offered.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.  However, no prospectus supplement will offer a security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may offer and sell the securities directly to investors or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include the following information in the prospectus supplement to the extent applicable:

•	the names of the underwriters or agents;

•	the fees, discounts or commissions to be paid to them;

•	the net proceeds to us; and

•	information about the legal counsel advising them on matters related to the offering.

USE OF PROCEEDS

Unless we describe other use in the prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including among other things repayment of indebtedness, expansion of sales and marketing, working capital, capital expenditures, technology acquisition and continuing research and development. Until applied to that use, we intend to invest the net proceeds in investment grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 60 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per shares.  As of May 1, 2009, there were 30,108,794 shares of common stock outstanding and 1,700,000 shares of Series A Convertible Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  The holders of common stock are not entitled to cumulative voting in the election of directors.

Subject to the preferences of any then outstanding shares of preferred stock, each holder of our common stock is entitled to receive a pro rata share of any dividends that may be declared by the Board of Directors out of funds legally available for that purpose.  If our company is liquidated, dissolved or wound up, each holder of the common stock is entitled to a pro rata share of the net proceeds of that transaction after payment of all liabilities and the payment of the liquidation preferences of any then outstanding shares of preferred stock.

As of the date of this Prospectus, STAAR has 1,700,000 shares of outstanding Series A Convertible Preferred Stock.  If this stock were outstanding at the time of a sale, liquidation or winding up of the company, an aggregate of $6.8 million of the proceeds of that transaction would be distributed to the preferred stockholders before the remainder is distributed on a pro rata basis to common stockholders.

Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities.  No redemption or sinking fund provisions apply to any of our common stock.  Except for restricted stock issued to some our employees as incentive compensation, all outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation gives our Board of Directors the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of a series, without further vote or action by the stockholders.  Of the 10 million authorized shares of preferred stock, on the date of this prospectus we have 1.7 million shares outstanding and another 8.3 million authorized for potential issuance.

If STAAR sells preferred stock, we will file a document called a “certificate of designation” with the state of Delaware as a part of our certificate of incorporation.  The certificate of designation serves to legally create a series of preferred stock having the rights, preferences, privileges and restrictions that have been determined by the board of directors. Before we make any offering of preferred stock we will file the form of certificate of designation with the SEC as an exhibit to the registration statement of which this prospectus forms a part, or as an exhibit to a current report on From 8-K.  The terms of the preferred stock that will be described in the certificate of designation will include the following to the extent applicable:

•	the title of the class and series;

•	the number of shares designated to be in the same class and series and to share the same rights, preferences and privileges;

•	any liquidation preference per share;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	whether the preferred stock will be convertible into our common stock and, if it is, the conversion price, or how it will be calculated, and the conversion period;

•	voting rights, if any, of the preferred stock;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The prospectus supplement will provide additional information regarding the preferred stock, including the following:

•	the number of shares of preferred stock offered;

•	the price range at which the preferred stock will be offered; and

•	whether the preferred stock will be listed on any securities exchange or market.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposed fundamental change in the rights of the preferred stock. This right is in addition to any voting rights specified in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of our common stock.  Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult.  In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law.  This is an anti-takeover law, which restricts transactions and business combinations between a corporation and an interested stockholder owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder.  With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, this law prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock.  The statutory ban does not apply to a person who became an interested stockholder in a transaction approved by the board of directors. The statutory ban also does not apply if, upon consummation of the transaction in which a person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation.  This calculation does not include shares held by persons who are both directors and officers or by employee stock plans.

Charter Documents

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire our company, or discourage a third party from attempting to acquire control of our company.  These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors.  However, these provisions could also limit the price investors might be willing to pay in the future for our common stock and could have the effect of delaying or preventing a change in control.  We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation may result in an improvement of their terms.  Nevertheless, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include the following:

•	directors may be removed only for cause;

•	our stockholders may not act by written consent or call special meetings;

•	stockholders must submit nominations for the board of directors in advance;

•	the board of directors may alter some of the provisions of our bylaws without stockholder approval, and

•
our board of directors has the authority to issue up to 8,300,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.  Its address is 59 Maiden Lane, New York, N.Y.  10038, and its telephone number is (718) 921-8293.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we provide for different warrant terms in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are described in this prospectus, or offer a security that is not included in the registration statement of which this prospectus is a part at the time of its effectiveness or described in this prospectus.  Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

A warrant is a right to purchase our securities at a predetermined price.  We will describe in the applicable prospectus supplement the terms of the series of warrants, including the following:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up, or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

On receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of June 1, 2009, we have outstanding warrants to purchase 1,470,000 shares of our common stock.  No other warrants to purchase our common stock or any of our other securities are currently outstanding, and we have no other current contractual obligations to issue warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

A subscription right is a right to purchase our securities that is distributed to our existing stockholders.  From time to time STAAR may distribute to its existing stockholders, on a pro rata basis, rights to purchase additional shares of common stock or preferred stock at a predetermined price. We may issue these subscription rights independently or together with any other security offered by this prospectus.  The subscription rights may or may not be transferable.  In connection with any offering of subscription rights, STAAR may enter into a standby arrangement with one or more underwriters or other purchasers, under which arrangement the underwriters or other purchasers commit to purchase any securities remaining unsubscribed for after the offering.

In any offering of subscription rights, the prospectus supplement will describe the following specific terms of the subscription rights:

•	the price, if any, for the subscription rights;

•	the exercise price to be paid for each share of common stock or preferred stock purchased on exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number of shares and the terms of the common stock or preferred stock that a holder of subscription rights may purchase on exercise;

•	the extent to which the holder may transfer the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the extent to which the subscription rights may include an over-subscription privilege allowing the holder to purchase securities offered to, but not purchased by, other holders;

•
if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights, including the identity of the underwriter or other purchaser who has committed to purchase unsubscribed securities.

If we offer subscription rights, the prospectus supplement will summarize the material terms of the subscription rights but may not be complete.  The summary of the subscription rights will be qualified its entirety by reference to a form of subscription rights certificate, which will set forth the complete terms and conditions of the subscription rights.  We will file the form of subscription rights certificate with the SEC.  For more information on how you can obtain copies of any subscription rights certificate STAAR may offer, see “Where You Can Find More Information” on page 18.  Before you participate in any offering of subscription rights we urge you to read the form of subscription rights certificate and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us.

We may sell the securities in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  We may make these sales in transactions that may involve crosses or block transactions.   A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only the underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

We have experienced losses in each of the years in the five-year period ended January 2, 2009 and in the quarter ended April 3, 2009, and accordingly we have not had sufficient earnings to cover fixed charges during those periods.  “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest.  During those periods STAAR has not had any outstanding class or series of preferred stock that paid dividends in a fixed amount or in preference to any other class of securities, so the ratio of earnings to combined fixed earnings and preferred dividends is the same as the ratio of earnings to fixed charges.  The following table sets forth our ratio of earnings to fixed charges and preferred dividends for the periods indicated:

	Fiscal Year Ended					Quarter Ended
	December 31, 2004	December 30, 2005	December 29, 2006	December 28, 2007	January 2, 2009	April 3, 2009
Ratio of Earnings to Fixed Charges and Preferred Dividends (1)	—	—	—	—	—	—
______________
(1)
For the fiscal years ended  December 31, 2004, December 30, 2005, December 29, 2006, December 28, 2007  and January 2, 2009, and the quarter ended April 3, 2009, our earnings were insufficient to cover fixed charges by $10.4 million, $9.8 million,  $13.4 million, $15.4 million, $21.7 million and $1.2 million, respectively.

LEGAL MATTERS

The validity of the securities being registered in the registration of which this prospectus is a part will be passed upon for us by Charles Kaufman, Esq.  Mr. Kaufman, who participated in the preparation of this prospectus and the related registration statement, is employed by STAAR as its Vice President and General Counsel, owns 23,000 shares of our Common Stock and holds options to purchase an additional 90,000 shares of our Common Stock.  In any offering of securities under this prospectus, the prospectus supplement will provide information on the legal counsel who will pass on the validity of the specific securities being offered and information on the legal counsel for any underwriters employed in the offering.

EXPERTS

The consolidated financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

The report on the consolidated financial statements as of January 2, 2009 incorporated herein by reference contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Securities Exchange Act, we file reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference Room 100 F Street, NE Washington, DC 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.  In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system.  The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information about us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office on payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016, telephone number (626) 303-7902.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC.  This means that we can disclose important information by referring the reader to those SEC filings.  The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended January 2, 2009;

•	our Quarterly Report on Form 10-Q for the period ended April 3, 2009;

•	our Current Report on Form 8-K filed with the SEC on April 17, 2009;

•	our Proxy Statement for the Annual Meeting of Stockholders to be held on June 11, 2009, filed with the SEC on May 1, 2009; and

•
the description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A/A filed with the SEC on April 18, 2003, including any amendment or report filed for the purpose of updating this description.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.